Exhibit 99.1

FOR RELEASE:  Thursday, April 28, 2022 at 5:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2022 was $2.2 million, or $1.12 per basic and $1.05 per diluted share, compared to $1.0 million, or $0.52 per basic and $0.50 per diluted share for the same period in 2021.

Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present our earnings release for the first quarter of 2022. Our net income for the quarter ended March 31, 2022, was 118.3% higher than the comparable quarter one year ago amounting to $2.2 million.  Contributing to the results was an increase in net interest income of $2.1 million for the three months ended March 31, 2022 over the comparable period in 2021, along with an increase in gross non-interest income of $2.5 million for the same comparable period.  The increase in gross non-interest income is primarily an increase in loans held for sale activity.”

Mr. Strong added, “Quarter over quarter, increases in average loan volume and loan yields, combined with lower interest rates on deposits contributed to the improvement of our net interest margin to 4.15% from 2.78% for the same period in 2021.  Our total advances under both rounds of the SBA PPP funding amounted to $183.5 million. As of the first quarter end 2022, our advances under this program still to undergo the forgiveness process amounted to $24.5 million. We expect that this approximate 13% remaining to be significantly retired during the second and third quarters of 2022.”

Mr. Strong continued, “During 2021, the Bank invested in a national equipment lending company and organized a new subsidiary company focused on national commercial real estate lending.  As both companies expand into 2022, the current strategic focus of the Company looks to increase the potential collaboration of the Bank with outside Fintech companies. This avenue potentially offers increased deposit funding as the Bank provides “Banking as a service” to these companies.  It also offers expansion opportunities that otherwise would not fit within our current size and structure. Needless to say, this potential may offer growth opportunities otherwise not available in a more traditional banking environment.”

Mr. Strong commented, “As we move forward with the expansion of our continually diversified financial services Company, we may expect that the future offers challenges as well.  We have accordingly, invested in platform upgrades, realignment of service areas and expansion of well-suited Team Members to meet these challenges.  We intend to continue the reinvestment in our Company in order to maintain a competitive edge as we move into the future of banking.”

Mr. Strong concluded, “We are very pleased to have increased the dividend rate by 18.2% as announced in our dividend press release of April 14, 2022.  Additionally, stockholders’ equity increased over the quarter ending March 31, 2022 when compared to December 31, 2021, by over $3.1 million or approximately 8.3%.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has since the start of the COVID-19 pandemic, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act opened a new PPP loan period for first loans and implemented a second loan draw for certain PPP borrowers, each through May 31, 2021.  Under the first round, the Company funded 854 PPP loans totaling $95.1 million.  As of March 31, 2022, 850 of these first round PPP loans totaling $91.3 million were forgiven under the SBA forgiveness program. Under the second round of PPP the Company funded 985 PPP loans totaling $88.4 million. As of March 31, 2022, 831 of the second round PPP loans totaling $67.7 million have been forgiven under the SBA forgiveness program.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.  Oakmont has been providing commercial equipment financing and working capital throughout all 50 states since 1998.  Quaint Oak Bank and Oakmont have had an existing business relationship since 2015.  The investment in Oakmont provides additional financial resources to support Oakmont’s national expansion plans within the equipment finance industry as well as support an expansion of Oakmont’s business lines, while adding an equipment finance company to Quaint Oak Bank’s subsidiary companies.  The financial results that follow include Quaint Oak Bank’s investment in Oakmont.

Net income amounted to $2.2 million for the three months ended March 31, 2022, an increase of $1.2 million, or 118.3%, compared to net income of $1.0 million for the three months ended March 31, 2021.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $2.1 million and an increase in non-interest income of $2.5 million, partially offset by an increase in non-interest expense of $1.5 million, an increase in the provision for income taxes of $437,000, and an increase in the provision for loan losses of $425,000.

The $2.1 million or 58.4% increase in net interest income for the three months ended March 31, 2022 over the comparable period in 2021 was driven by a $1.8 million, or 35.9%, increase in interest income. The increase in interest income was primarily due to an 85 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.12% for the three months ended March 31, 2021 to 4.97% for the three months ended March 31, 2022, and had the effect of increasing interest income $1.1 million.  Also contributing to the increase in interest income was a $68.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $460.0 million for the three months ended March 31, 2021 to an average balance of $528.3 million for the three months ended March 31, 2022, and had the effect of increasing interest income $704,000.

The $365,000, or 28.9%, decrease in interest expense was primarily attributable to a 40 basis point decrease in the rate on average certificate of deposit accounts, which decreased from 1.30% for the three months ended March 31, 2021 to 0.90% for the three months ended March 31, 2022, and had the effect of decreasing interest expense by $180,000.  Interest expense on deposits continues to be actively managed to lower our cost of funds. This decrease was also partially attributable to a $12.8 million decrease in average certificate of deposit accounts which decreased from an average balance of $196.0 million for the three months ended March 31, 2021 to an average balance of $183.1 million for the three months ended March 31, 2022, and had the effect of decreasing interest expense $42,000.  This decrease in interest expense was partially offset by a $68.9 million increase in average money market accounts which increased from an average balance of $129.1 million for the three months ended March 31, 2021 to an average balance of $198.0 million for the three months ended March 31, 2022, and had the effect of increasing interest expense by $128,000. This increase in money market interest expense was partially offset by a 33 basis point decrease in the rate on average money market accounts, which decreased from 0.74% for the three months ended March 31, 2021 to 0.41% for the three months ended March 31, 2022, and had the effect of decreasing interest expense by $161,000. The average interest rate spread increased from 2.55% for the three months ended March 31, 2021 to 4.00% for the three months ended March 31, 2022 while the net interest margin increased from 2.78% for the three months ended March 31, 2021 to 4.15% for the three months ended March 31, 2022.

The $425,000, or 167.3%, increase in the provision for loan losses for the three months ended March 31, 2022 over the three months ended March 31, 2021 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at March 31, 2022.

The $2.5 million, or 89.4%, increase in non-interest income for the three months ended March 31, 2022 over the comparable period in 2021 was primarily attributable to a $2.9 million, or 237.5%, increase in net gain on loans held for sale, a $106,000, or 20.0%, increase in mortgage banking, equipment lending, and title abstract fees, and a $30,000, or 96.8%, increase in real estate commissions, net.  The increases in net gain on loans held for sale was primarily due to the sale of $107.9 million of equipment loans during the three months ended March 31, 2022.  These increases were partially offset by a $317,000, or 100.0%, decrease in gain on sale of investment securities available for sale, a $174,000, or 50.4%, decrease in other fees and service charges, and a $68,000, or 33.8%, decrease in gain on sale of SBA loans.

The $1.5 million, or 31.0%, increase in non-interest expense for the three months ended March 31, 2022 over the comparable period in 2021 was primarily due to a $1.2 million, or 35.0%, increase in salaries and employee benefits expense, a $103,000, or 98.1% increase in advertising expense, a $65,000, or 127.5%, increase in FDIC deposit insurance assessment, a $55,000, or 16.7%, increase in other expense, a $43,000, or 11.4%, increase in occupancy and equipment expense, a $21,000, or 12.9%, increase in professional fees, and a $3,000, or 4.4%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the three months ended March 31, 2022 also contributed to the increases in occupancy and equipment expense, professional fees, advertising expense, and other expense. The increase in non-interest expense was partially offset by a $9,000, or 100.0%, decrease in other real estate owned expense, and an $8,000, or 3.9%, increase in data processing expense.

The provision for income tax increased $437,000, or 103.1%, from $424,000 for the three months ended March 31, 2021 to $861,000 for the three months ended March 31, 2022 due primarily to the increase in pre-tax income.

The Company’s total assets at March 31, 2022 were $568.1 million, an increase of $14.0 million, or 2.5%, from $554.1 million at December 31, 2021.  This growth in total assets was primarily due to a $33.3 million, or 8.3%, increase in loans receivable, net, and a $33.3 million, or 311.2%, increase in cash and cash equivalents. These increases were partially offset by a $51.0 million, or 47.3%, decrease in loans held for sale, a $1.1 million, or 22.4%, decrease in prepaid expenses and other assets and a $963,000, or 12.2%, decrease in investment in interest-earning time deposits. The largest increases within the loan portfolio occurred in commercial real estate which increased $13.9 million, or 7.6%, multi-family residential loans which increased $12.0 million, or 40.9%, one-to-four family owner occupied loans which increased $2.5 million, of 26.0%, commercial business loans which increased $1.9 million, or 1.5%, and construction loans which increased $1.8 million, or 11.2%. The increases within the loan portfolio were partially offset by decreases in one-to-four family non-owner occupied loans, which decreased $718,000, or 1.9%, and home equity loans which decreased $125,000, or 2.7%.

Loans held for sale decreased $51.0 million, or 47.3%, from $107.8 million at December 31, 2021 to $56.9 million at March 31, 2022 as the Bank originated $67.8 million in equipment loans held for sale during the period ended March 31, 2022. During the period ended March 31, 2022 the Company sold $107.9 million of equipment loans. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $34.5 million of one-to-four family residential loans during the period ended March 31, 2022 and sold $45.3 million of loans in the secondary market during this same period.

Total deposits increased $11.5 million, or 2.6%, to $458.6 million at March 31, 2022 from $447.2 million at December 31, 2021. This increase in deposits was primarily attributable to increases of $11.6 million, or 17.9%, in non-interest bearing checking accounts, and $5.0 million, or 2.8%, in certificates of deposit. The increase in deposits was partially offset by a $5.1 million, or 2.6%, decrease in money market accounts.

Total Federal Home Loan Bank (FHLB) borrowings decreased $3.0 million, or 6.1%, to $46.2 million at March 31, 2022 from $49.2 million at December 31, 2021. During the three months ended March 31, 2022, the Company borrowed $23.0 million of FHLB short-term borrowings and paid down $26.0 million of FHLB short-term borrowings. Federal Reserve Bank (FRB) long-term borrowings decreased $546,000, or 14.0%, to $3.3 million at March 31, 2022 from $3.9 million at December 31, 2021 as the Company paid off PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF).  The Company did not utilize the FRB’s PPPLF to fund second round PPP loans.

Total stockholders’ equity increased $3.1 million, or 8.3%, to $40.0 million at March 31, 2022 from $36.9 million at December 31, 2021.  Contributing to the increase was net income for the three months ended March 31, 2022 of $2.2 million, net income attributable to noncontrolling interest of $1.0 million, common stock earned by participants in the employee stock ownership plan of $91,000, amortization of stock awards and options under our stock compensation plans of $42,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $18,000 and the reissuance of treasury stock for exercised stock options of $13,000. These increases were partially offset by dividends paid of $221,000, noncontrolling interest distribution of $117,000, other comprehensive loss, net of $21,000, and the purchase of treasury stock of $14,000.

Non-performing loans at March 31, 2022 consisted of one loan on non-accrual status in the amount of $9,000 and one loan in the amount of $1.7 million that is 90 days or more past due and accruing interest. The non-performing loans at March 31, 2022 are generally well-collateralized or adequately reserved for. The allowance for loan losses as a percent of total loans receivable, net was 1.34% at March 31, 2022 and 1.30% at December 31, 2021. Non-performing assets amounted to $1.7 million, or 0.30% of assets at March 31, 2022 compared to $9,000 at December 31, 2021.

            Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC. Oakmont Commercial, LLC was formed in October 2021 and operates as a multi-state specialty commercial real estate financing company. These subsidiary companies conduct business from numerous locations within the Bank’s market area. The Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. Oakmont’s first quarter results are incorporated in the financial statements below.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At March 31,	At December 31,
	2022	2021
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$44,014	$10,705
Investment in interest-earning time deposits	6,961	7,924
Investment securities available for sale at fair value	3,774	4,033
Loans held for sale	56,867	107,823
Loans receivable, net of allowance for loan losses (2022: $5,941; 2021: $5,262)	437,307	403,966
Accrued interest receivable	2,776	3,139
Investment in Federal Home Loan Bank stock, at cost	3,098	2,178
Bank-owned life insurance	4,158	4,137
Premises and equipment, net	2,703	2,653
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	210	222
Prepaid expenses and other assets	3,694	4,762
	$568,135	$554,115

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$76,309	$64,731
Interest-bearing	382,326	382,435
Total deposits	458,635	447,166
Federal Home Loan Bank advances	46,193	49,193
Federal Reserve Bank advances	3,349	3,895
Subordinated debt	7,941	7,933
Other short-term borrowings	916	-
Accrued interest payable	298	174
Advances from borrowers for taxes and insurance	2,497	2,856
Accrued expenses and other liabilities	8,342	5,989
Total Liabilities	528,171	517,206
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	36,945	34,789
Noncontrolling Interest	3,019	2,120
Total Stockholders’ Equity	39,964	36,909
Total Liabilities and Stockholders’ Equity	$568,135	$554,115

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended March 31,
	2022	2021
	(Unaudited)
Interest Income
Interest on loans, including fees	$6,570	$4,743
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	73	146
Total Interest Income	6,643	4,889

Interest Expense
Interest on deposits	620	876
Interest on Federal Home Loan Bank short-term borrowings	22	6
Interest on Federal Home Loan Bank long-term borrowings	112	139
Interest on Federal Reserve Bank long-term borrowings	3	40
Interest on subordinated debt	130	130
Interest on other short-term borrowings	9	70
Total Interest Expense	896	1,261
Net Interest Income	5,747	3,628
Provision for Loan Losses	679	254
Net Interest Income after Provision for Loan Losses	5,068	3,374

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	637	531
Real estate sales commissions, net	61	31
Insurance commissions	116	107
Other fees and services charges	171	345
Income from bank-owned life insurance	21	19
Net gain on loans held for sale	4,101	1,215
Gain on the sale of SBA loans	133	201
Gain on the sale of investment securities available for sale	-	317
Total Non-Interest Income	5,240	2,766

Non-Interest Expense
Salaries and employee benefits	4,591	3,400
Directors' fees and expenses	71	68
Occupancy and equipment	420	377
Data processing	197	205
Professional fees	184	163
FDIC deposit insurance assessment	116	51
Other real estate owned expenses	-	9
Advertising	208	105
Amortization of other intangible	12	12
Other	384	329
Total Non-Interest Expense	6,183	4,719
Income before Income Taxes	$4,125	$1,421
Income Taxes	861	424
Net Income	$3,264	$997
Net Income (Loss) Attributable to Noncontrolling Interest	$1,016	$(33)
Net Income Attributable to Quaint Oak Bancorp, Inc.	$2,248	$1,030

Per Common Share Data:
Earnings per share – basic	$1.12	$0.52
Average shares outstanding – basic	2,013,638	1,980,007
Earnings per share – diluted	$1.05	$0.50
Average shares outstanding - diluted	2,137,122	2,066,411
Book value per share, end of period	$18.32	$14.90
Shares outstanding, end of period	2,016,517	1,989,483

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.79%	3.75%
Average rate on interest-bearing liabilities	0.79%	1.20%
Average interest rate spread	4.00%	2.55%
Net interest margin	4.15%	2.78%
Average interest-earning assets to average interest-bearing liabilities	122.17%	124.56%
Efficiency ratio	59.97%	73.81%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.40%	0.05%
Non-performing assets as a percent of total assets	0.30%	0.10%
Allowance for loan losses as a percent of non-performing loans	343.08%	1,521.50%
Allowance for loan losses as a percent of total loans receivable	1.34%	0.78%
Texas Ratio (2)	3.45%	1.62%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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